Exhibit 99.1

WebMediaBrands Closes Sale of Peoria, Illinois Property

(New York, NY – December 7, 2010) WebMediaBrands Inc. (Nasdaq: WEBM) today announced that it has closed the sale of its Peoria, Illinois real property and building for $1.625 million in cash to Samaritan Ministries International, an Illinois not-for-profit corporation.

“The sale of this property, together with the $1.7 million in cash received on November 30 as final payment for our sale of the Internet.com assets to QuinStreet, Inc. (Nasdaq:  QNST), has brought in a combined total of $3.325 million in cash proceeds.  This incoming cash greatly strengthens our balance sheet and provides additional working capital for both operations and potential acquisitions,” stated Alan M. Meckler, Chairman and CEO of WebMediaBrands. “We remain excited about our future business prospects bolstered by these additional assets,” added Meckler.

About WebMediaBrands Inc.

WebMediaBrands Inc. is an Internet media company that provides content, education, trade shows and online job board services to media and business professionals. The Company’s online business includes: (i) mediabistro.com, a leading blog network providing content, career and educational resources about major media markets and industry verticals including new media, social media, Facebook, TV news, advertising, public relations, publishing, design and mobile; (ii) SemanticWeb.com, providing industry leading content on Semantic Web technology; (iii) Brands of the World, Ads of the World, and other related websites, providing industry leading content for creative, advertising, and design professionals; and (iv) e-commerce websites including Freelance Connect and StockLogos.com. The Company’s trade show and educational offerings include conferences, online and in-person courses, and video subscription libraries on topics covered by the Company’s online business.

All current WebMediaBrands press releases can be found online at www.webmediabrands.com/corporate/press.html.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: Statements in this press release that are not historical facts are "forward-looking statements" under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. The potential risks and uncertainties address a variety of subjects including, for example:  general economic conditions; the competitive environment in which WebMediaBrands competes; and the unpredictability of WebMediaBrands's future revenues, expenses, cash flows and stock prices. For a more detailed discussion of such risks and uncertainties, refer to WebMediaBrands's reports filed with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934. The forward-looking statements included herein are made as of the date of this press release, and WebMediaBrands assumes no obligation to update the forward-looking statements after the date hereof, except as required by law.

For information on WebMediaBrands contact:

Amanda Barrett
Director of Marketing
212-547-7879
press@webmediabrands.com